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                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into as of the 27th day of January, 2000, by and between ODYSSEY HOLDINGS, L.L.C., a Delaware limited liability company with offices at 1325 Avenue of the Americas, New York, New York 10019 or its permitted assigns ("Company" or "Employer"), and William Abbott ("Employee"). The parties hereto agree now as follows:

         1. Engagement. Company hereby engages Employee, and Employee accepts such engagement, to furnish exclusive, full-time services to Company during the Term (as defined below) as an executive of Company with the title of Executive Vice President, National Advertising Sales, reporting to the President and CEO and/or the Chief Operating Officer of the Company; provided, however, that Employee will report directly to the President and CEO during the first six (6) months of the Term. Employee shall render services at Company's offices in New York, New York, and at such other place or places as Company may reasonably require from time to time; provided, that Employee's duties shall not require Employee to move his residence from the New York metropolitan area. Employee agrees to use reasonable efforts to promote and further the reputation and good name of Company and Employee shall promptly and faithfully comply with all reasonable instructions, directions, requests, rules and regulations made or issued from time to time by Company, so long as such instructions, directions, requests, rules and regulations do not conflict with the terms of this Agreement. Employee shall have the authority, functions, duties, powers and responsibilities normally associated with his position in the cable television industry, and such others consistent therewith as the CEO and/or COO may from time to time delegate to the Employee. Employee's services shall be rendered solely and exclusively to Company during the term hereof. During the Term, Employee shall not engage directly or indirectly, whether as an employee, independent contractor, consultant, partner, shareholder or otherwise, in a business or other endeavor which interferes with any of his duties or obligations hereunder or which is directly competitive with the business of the Employer or its subsidiaries.

         2. Term. The term of this Agreement and Employee's services hereunder (the "Term") shall be a period of four (4) years, commencing no later than February 7, 2000, or unless sooner terminated pursuant to the terms and conditions of this Agreement.


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         3. Compensation. As full and complete consideration for all of the undertakings and agreements of Employee hereunder, the services of Employee and the results and proceeds thereof, and all rights herein granted to Company, and upon the condition that Employee shall fully and faithfully perform all material obligations and services in accordance with the terms of this Agreement, Company shall pay Employee or cause Employee to be paid the following:

                  (a) Salary. A salary at the rate of Three Hundred Fifty Thousand Dollars ($350,000) per annum, which shall increase each year at the rate of 5% per year on Employee's anniversary date. Said salary shall be payable in accordance with Company's regular payroll policies.

                  (b) Bonus. An annual bonus of at least Seventy-Five Thousand Dollars ($75,000) and up to One Hundred Fifty Thousand Dollars ($150,000) for achieving 100% of the annual target for sales achievement per contract year during the Term in accordance with the Company's Sales Incentive Plan. Employee may earn additional annual bonus amounts, as may be agreed to between the parties hereto from time to time, if more than 100% of the annual target for sales achievement is reached. Employee will develop the Company's Sales Incentive Plan, subject to Company's approval.

                  (c) Other. Except as expressly provided in this Agreement, no other compensation or other consideration shall become due or payable to Employee on account of the services rendered hereunder or the rights granted to Company hereunder.

Company shall have the right to deduct and withhold from the compensation payable to Employee hereunder any amounts required to be deducted and withheld under the provisions of any statute, regulation, ordinance, order or any other amendment thereof, heretofore or hereafter enacted, requiring the withholding or deduction of compensation.

         4. Expenses and Other Benefits During Term.

    (a) Employee shall participate in any and all employee benefit programs maintained from time to time by Company, including any bonus pools, pensions plans and deferred compensation plans, and any medical, dental and basic life and disability insurance coverage so maintained, in each case subject to the eligibility, benefits limits and other terms or requirements of such policies or programs. Employee's level of participation in such programs shall be commensurate with Employee's position, title, duties, compensation and length of service, and shall be no less than enjoyed by other Executive Vice Presidents of Company. Employee shall be entitled to all benefits available to other employees of Company who are not providing services under a written agreement, both during the term hereof and upon termination of this agreement. The Company will make a 6% contribution based upon Employee's total compensation (including salary and bonus) in accordance with the terms of Company's 401k plan.

                  (b) Employee will be granted 50,000 phantom share appreciation rights ("SAR's) in accordance with Employer's Share Appreciation Rights Plan (the "Plan"). The SAR's will vest over five years at the rate of 10,000 SAR's per year on the Employee's anniversary date, provided that Employee is employed by Company at such time, and shall be subject to the


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restrictions set forth in the Plan related to their exercise and transferability and will provide plan participants with the right to benefit from any increase in the value of SAR's for a specified number of years. The SAR's will have none of the rights associated with common shares such as voting or dividend rights and will have no value outside the context of the Plan. The SAR's granted to Employee shall have a floor value of Three Hundred Twenty-Two Million Dollars ($322,000,000).

                  (c) Employee shall be entitled to (but may at no time during the Term accrue in excess of) four (4) weeks paid vacation for each year of the Term.

                  (d) During the Term, Employer shall pay or reimburse Employee on an accountable basis for all reasonable, ordinary and necessary out-of pocket expenses for entertainment, travel, meals, hotel accommodations and other expenditures incurred by Employee in connection with Employee's services to Employer, upon presentation of appropriate documentation of such expenses, in accordance with Employer's expense account policies for its executive personnel. When Employee is required by the Company for business reasons to travel by air, Company shall provide business class air accommodations, or if business class is not available, then first class. Company will also reimburse Employee up to Eight Thousand Dollars ($8,000) annually during the Term or any extension thereof for Employee's golf club membership, upon reasonable substantiation of such fees and/or dues actually paid by Employee.

         5. Confidential Information.

                  (a) Employee recognizes and acknowledges that Employee shall receive in the course of employment hereunder certain non-public confidential information and trade secrets concerning Company's business and affairs which may be of great value to Company. Employee therefore agrees that, except as may be required by law and except as required to perform his job responsibilities to Company, Employee shall not, at any time during or following the Term, disclose any such information relating to Company or its business including, without limitation, Company's personnel or operations, sales, sales projections, strategies, plans or any idea, project or other property being considered for use by Company or being used by Company and/or produced by Company, to any third party or in any way use such information in any manner which could adversely affect Company's business. Employee agrees that during and following the Term, Employee will not develop, produce and/or otherwise exploit any idea, presentation, material and/or other property which during the Term is submitted to, acquired by, and/or considered for development and/or use by Company. For purposes of this agreement, the terms "trade secrets" and "confidential information" shall include any and all information concerning the business and affairs of Company, or any other entity with whom Company may have a production/overhead


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arrangement and any division, subsidiary or other affiliate of Company. This provision does not apply to information which becomes available publicly without the fault of Employee or information which Employee discloses in confidence to his own privileged representatives or is required to disclose in legal proceedings, provided Employee gives advance notice to the President of Employer and an opportunity to Employer to resist such disclosure in legal proceedings.

                  (b) In addition to Company's confidential information and trade secrets, Employee may be exposed to proprietary information and materials provided to Company by third parties under license agreements, non-disclosure agreements or other restrictive arrangements, including without limitation computer software programs ("Third Party Information"). Upon the request of Company, Employee will execute such forms as may be reasonably required acknowledging receipt and possession of such Third Party Information, including any manuals related thereto. Employee agrees, at all times both during and following the Term, to use all such Third Party Information only in accordance with Company's instructions and with the terms of any license or other restrictions relating thereto provided by Company to Employee.

                  (c) Employee agrees during the term hereof not to engage or invest in any other business (except for a publicly traded company where Employee will own no more than 1% of the outstanding stock of such company), the principal purpose of which is the development of theatrical and/or television motion pictures or programming or any other related business, as owner, shareholder, investor, operator, manager, officer, director, partner, joint venturer, advisor, consultant, agent, employee, trustee, lender of money or in any other capacity, or own any other interest, direct or indirect, in any business in competition with Company.

                  (d) Employee acknowledges and agrees that any breach by Employee of any of the provisions of this Section 5 would result in irreparable harm to Company, for which monetary damages would be inadequate or difficult or impossible to ascertain. Accordingly, and notwithstanding anything to the contrary herein, Company shall be entitled, at any time and without resort to arbitration, to seek injunctive relief in any court of competent jurisdiction to prevent or stop any such breach or continued breach. In the event of any such action, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred by such party in connection therewith, including attorneys' fees.

         6. Rights and Materials. Company shall own, in perpetuity, throughout the universe, all right, title and interest in and to the results and proceeds of Employee's services hereunder and all material produced and/or furnished by Employee, of any kind and


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nature whatsoever (collectively, the "Work Product"); it being understood and agreed that Employee for the purposes hereof is acting entirely as Company's employee-for-hire, and that Company hereby acquires the maximum rights permitted to be obtained by employers and purchasers of literary material, including without limitation the right to exploit the Work Product in any and all media now known or hereafter conceived or created, throughout the Universe and in perpetuity. Any Work Product created and/or submitted to Company hereunder shall automatically become the property of Company and Employee hereby transfers and agrees to transfer and assign to Company all rights and materials related to or comprising the Work Product (including but not limited to all copyrights and similar protections and renewals and extensions of copyright and any and all causes of action that may have heretofore accrued in Employee's favor for infringement of copyright). All documents, correspondence, notes, memoranda and other written, magnetic or other physical records of any kind, or any copies thereof, received or made by Employee with respect to Employee's duties during and in connection with employment hereunder shall be and remain the sole property of Company and upon the expiration or termination of this Agreement, Employee shall deliver all such material to Company. Employee shall, at Company's request, execute and deliver to Company or procure the execution and delivery to Company of such documents or other instruments which Company may from time to time deem necessary or desirable to evidence, maintain and protect its rights hereunder and to carry out the intents and purposes of this Agreement and to convey to Company the necessary rights in and to the materials supplied to Company by Employee hereunder. In the event that Employee fails promptly to execute, acknowledge or deliver to Company any agreements, assignments, quitclaims or other instruments required by Company hereunder, Company is hereby irrevocably appointed Employee's attorney-in-fact (which agency shall be deemed coupled with an interest) with full right, power and authority to execute, acknowledge, verify and deliver the same in the name of and on behalf of Employee.

         7. Termination; Suspension.

                  (a) For Cause. If Employee shall, at any time during the Term hereof, (i) be convicted of any act which constitutes a felony under federal, state or local laws or the law of any foreign country; (ii) engage in the illegal use of a controlled substance, or the immoderate use of alcohol which adversely affects Employee's performance of Employee's services under this Agreement; (iii) violate any law, regulation or government order that exposes the Company to material liabilities (provided that such conduct was not based upon direction from Company management or counsel); (iv) engage in gross misfeasance, fraud or embezzlement in the course of performance hereunder; (v) persistently fail, refuse or neglect, after reasonable written notice, to fully render and perform Employee's material obligations hereunder; or (vi) in the event of Employee's dishonesty in non-trivial financial dealings with or on behalf of Employer, its subsidiaries, affiliates and parent corporation or in connection with performance of his


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duties hereunder, (such events hereinafter sometimes collectively referred to as a "default"), then in addition to any other rights Company may have, Company shall have the right to terminate this Agreement and Employee's services for cause without further liability to Employee whatsoever (other than with respect to accrued, unpaid salary and expenses arising prior to termination). Company shall terminate by written notice to Employee, setting forth in reasonable detail the nature of the alleged default.


                  (b) Death or Disability. If Employee suffers an incapacity, illness or mental or physical disability which incapacitates or prevents Employee from rendering services to Company for a period of twelve (12) weeks in the aggregate during any twelve (12) month period, or if Employee dies during the Term hereof, Company may terminate this Agreement at any time thereafter and all further obligations of Company hereunder (excluding only accrued, unpaid compensation or benefits arising prior to termination) shall cease upon any such termination. In the event of Employee's disability (excluding minor illness of four (4) aggregate weeks or less) during each year of the Term hereof, Company shall have the right to suspend this Agreement and Employee's services at Company's election, effective immediately upon written notice to Employee.

                  (c) Without Cause. If Employee is terminated without cause, Employee shall be entitled to receive the base salary, bonus and benefits (including any accrued bonus pool participation) otherwise due hereunder when the same would otherwise have been paid hereunder. Employee shall have a duty to mitigate damages by pursuing reasonably comparable alternative employment. If Employee is thereafter employed during the Term, any sums earned by Employee pursuant to such subsequent employment shall be offset against any remaining obligation Company may have to Employee hereunder. If Employee is terminated without cause, in no event shall Company be liable to Employee for more than the base salary, bonus and benefits specified above. Without limiting the foregoing, Company shall not be liable for any consequential or punitive damages claimed as a result of any such termination.

         8. Force Majeure. If Company's operations or Employee's services hereunder are interrupted or materially interfered with by reason of any governmental law, ordinance, order or regulation, or by reason of fire, flood, earthquake, labor dispute, lockout, strike, accident, act of God or public enemy, or by reason of any other similar event giving rise to any suspension and/or termination of Company's operations or by reason of any other similar cause, thing or occurrence of the same or any other nature not within Company's control, Company shall have the right at any time to suspend this Agreement and Employee's services hereunder. If


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Company elects to suspend this Agreement, then such suspension shall be for a period equal to the duration of any such occurrence (unless lifted by Company) and no compensation shall be paid or become due to Employee hereunder during such period; provided, however, that if Employee is suspended for more than sixty (60) days, then Employee may elect to terminate this Agreement upon written notice to Company. In such event, Company shall have the option, at its election, to recall Employee upon reasonable notice within five (5) business days' after Company's receipt of Employee's notice of termination. If Employee is suspended hereunder for more than two weeks, then Employee may render services for Employee's own account subject to recall on reasonable notice. Unless this Agreement shall have been previously terminated as provided herein, any such suspension shall end as soon as the cause of such suspension ceases, and all time periods and dates hereunder shall be extended by a period equal to the period of such suspension, at Company's election. If a suspension by reason of any event of force majeure hereunder shall continue for more than eight (8) consecutive weeks, Company shall have the right to terminate this Agreement by written notice to Employee given prior to the cessation of such event of force majeure (subject to Company's obligation to pay all accrued, unpaid compensation and benefits otherwise due up to the date of termination).

         9. No Obligation. Notwithstanding anything to the contrary herein, Company shall have no obligation to use the services of Employee hereunder; provided, that so long as this Agreement and Employee's services have not been terminated or suspended hereunder, Company shall continue to pay to Employee all compensation and benefits due hereunder in accordance with the terms of this Agreement.

         10. No Raid. Employee agrees that during the Term and for a period of one year thereafter, Employee will not employ or knowingly attempt to employ or assist anyone else to employ any person who is working as an officer, policymaker or in high-level creative development, sales or distribution (including without limitation executive employees) for or rendering substantially full-time services as such to Employer.

         11. Eligibility. All of Company's obligations in this Agreement are expressly conditioned upon Employee's completion of Employee Eligibility Verification Form (Form I-9) and upon Employee's submission to Company of original documents satisfactory to Company to demonstrate Employee's employment eligibility in accordance with the Immigration Reform and Control Act of 1986.




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         12. Enforceability; Arbitration. Employee acknowledges and agrees that the rights granted and the services to be performed hereunder are of a special and unique kind and character and that, if there is any breach by Employee of any material provision of this agreement, Company would not have an adequate remedy at law. It is therefore expressly agreed that the rights of Company hereunder may be enforced by an action for specific performance and such other equitable relief as is provided under the laws of the State of New York. Subject to the foregoing, any dispute between the parties shall, upon written notice by either to the other, be submitted to arbitration in accordance with the American Arbitration Association (AAA) Commercial Arbitration Rules with Expedited Procedures in effect on the date hereof, as modified by this Paragraph 11. There shall be one arbitrator selected mutually by the parties within ten (10) business days of the arbitration notice or if not, then pursuant to the AAA Rules. The arbitrator so selected shall be an attorney with at least 15 years of entertainment law experience. Any issue about whether a claim is covered by this Agreement shall be determined by the arbitrator. The arbitrator's decision shall be binding, final and non-appealable. The arbitration shall be conducted in New York, New York. At the request of either party made not later than 15 days after the arbitration notice, the parties agree to submit the dispute to non-binding mediation which shall not delay the arbitration hearing date. The arbitrator shall authorize such discovery as may be necessary to ensure a fair private hearing, which shall be held within 60 days of the notice, and shall conclude if feasible within 3 days. These time limits are not jurisdictional. The arbitrator shall apply substantive law and may award injunctive relief or any other remedy available from or to a judge, including attorney fees and costs to the prevailing party.

         13. Assignment. Employee may not assign this Agreement or any part hereof. Company shall have the right to loan or make available, without additional compensation to Employee, Employee's services to any subsidiary or other related entity, provided, that his duties to any such related entity shall be consistent with his duties under this Agreement. Employee further agrees that all the terms of this Agreement shall be applicable to Employee's services for each such related entity. Company may assign this Agreement in its entirety in connection with any sale or reorganization of the Company or any sale of substantially all of Company's operating assets or of the operating assets of any division of Company. Upon such assignment, Company shall be released thereupon from any further obligation to Employee hereunder if (1) such assignee is an affiliate of Company, a major motion picture production or distribution company or a television network, or a similarly financially responsible party,
(2) such assignee assumes in writing the obligations to Employee hereunder, and
(3) Employee is engaged in a comparable position with comparable duties by assignee. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, administrators, executors, successors and permitted assigns. For purposes hereof, an "affiliate" of Company shall mean any person, firm or entity controlling, controlled by, or under common control with Company.



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         14. Notices. Any and all notices, demands and other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served either personally or deposited in the United States mail, certified, or registered, postage prepaid, return receipt requested. If such notice, demand or other communication is served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or communication is given by mail, such shall be conclusively deemed given seven (7) days following its deposit thereon in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

         To Employee:

         William Abbott
         50 Snowball Drive
         Cold Spring Harbor, New York 11724


         With a courtesy copy to:

         George A. Salter, Esq.
         Davis Weber & Edwards P.C.
         100 Park Avenue
         New York, New York  10017


         To Company:

         Odyssey Holdings, L.L.C.
         12700 Ventura Boulevard
         Studio City, California  91604
         Attn.:  Office of the President

         With a courtesy copy to:

         Harriet H. Beck, Esq.
         10356 Woodbridge Street
         Toluca Lake, California  91602

Any party hereto may change its address for the purpose of receiving notices, demands or other communications as herein provided by a written notice given in the manner aforesaid to the other party or parties hereto.

         15. Applicable Law and Severability. This Agreement shall, in all respects, be governed by the laws of the State of New York applicable to agreements executed and to be wholly performed within the State of New York. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to


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contract, the latter shall prevail but the provision of this document which is affected shall be curtailed, modified and limited only to the extent necessary to bring it within the requirements of the law.

         16. Waiver. No waiver by either party hereto of any failure by the other party to keep or perform any covenant or condition of this agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same, or any other covenant or condition. The remedies herein provided shall be deemed cumulative and the exercise of any one shall not preclude the exercise of or be deemed a waiver of any other remedy, nor shall the specification of any remedy hereunder exclude or be deemed a waiver of any rights or remedies at law, or in equity, which may be available, including any rights to damages or injunctive relief.

         17. Employee's Representations. Employee represents and warrants that:

                  (a) Employee has the right to enter into this Agreement and is not subject to any contract, commitment, agreement, arrangement or restriction of any kind which would prevent Employee from performing Employee's duties and obligations hereunder;

                  (b) To the best of Employee's knowledge, Employee is not subject to any undisclosed medical condition which might have a material effect on Employee's ability to satisfactorily perform Employee's services hereunder.

         18. Entire Agreement; Amendments. This document, which may be executed in counterparts, constitutes the entire understanding and agreement of the parties and any and all prior and contemporaneous agreements, understandings or representations are hereby terminated and canceled in their entirety and are of no further force of effect. This Agreement may be amended only in a writing signed by the party to be charged with such amendment.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


COMPANY:                               ODYSSEY HOLDINGS, L.L.C.

                                       By: PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                       Its: /s/ MARGARET LOESCH
                                       Date: MARCH 3, 2000


EMPLOYEE:
                                       By:  /s/ WILLIAM J. ABBOTT
                                          --------------------------------------
                                                William Abbott
                                       Date:  JANUARY 27, 2000



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